Exhibit 21

SUBSIDIARIES OF REGISTRANT

Registrant has no parent; see proxy statement for Registrant’s principal shareholders. The following are Registrant’s subsidiaries included in the consolidated financial statements:

Name of Subsidiary	State or Other
(Each Owned 100% by Registrant	Jurisdiction
Except as Otherwise Stated)	of Incorporation

Castle Concrete Company	Colorado
Continental Catalina, Inc.*	Arizona
Continental Copper, Inc.	Arizona
Edens Industrial Park, Inc.	Illinois
McKinney Door and Hardware, Inc.**	Colorado
Phoenix Manufacturing, Inc.	Arizona
Rocky Mountain Ready Mix Concrete, Inc.	Colorado
Transit Mix Concrete Co.	Colorado
Transit Mix of Pueblo, Inc.	Colorado
Williams Furnace Co.	Delaware

*                    owned by Continental Copper, Inc.

**             owned by Transit Mix Concrete Co.